Exhibit 99.1

Chico’s FAS, Inc.

2021 Employee Stock Purchase Plan

Effective June 24, 2021

Chico’s FAS, Inc.
2021 Employee Stock Purchase Plan

ii

Chico’s FAS, Inc.
2021 Employee Stock Purchase Plan

ARTICLE 1

Establishment, Purpose and Shares Covered

1.1Plan Established. Chico’s FAS, Inc. hereby establishes an employee stock purchase plan, subject to the terms and conditions set forth herein, known as the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan for the benefit of Eligible Employees. The Plan was adopted by the Board of the Company on April 26, 2021 and shall become effective on June 24, 2021 in accordance with Section 8.13.
1.2Purpose. The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with a convenient way to purchase the Company’s stock, in order to provide an incentive for their continued employment and to enhance such employees’ sense of participation in the affairs of the Company and interest in assuring the continued success of the Company.

1.3Shares Covered. Subject to adjustment as provided in Section 8.1 and elsewhere in the Plan, the maximum number of shares of Common Stock that may be offered under the Plan from and after June 24, 2021, is 2,000,000.

1.4Source of Shares. The shares subject to the Plan and issued under the Plan may be authorized and previously unissued shares or may be previously issued shares acquired in the open market or from other sources.
1.5Section 423 Plan. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and the Plan shall be interpreted in a manner consistent with that intent. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of such Section 423. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition in the Plan, unless a different meaning is clearly required by the context.

ARTICLE 2

Definitions

The following words and terms as used in the Plan shall have the meanings set forth in this Article 2 unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

2.1“Account” shall mean the payroll deduction account maintained for an electing Eligible Employee as provided in Article 7.
2.2“Board” shall mean the Board of Directors of the Company.
2.3“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.
2.4“Committee” shall mean the Human Resources, Compensation and Benefits Committee of the Board, unless the Board appoints another committee of the Board to serve as the Committee under the Plan.
2.5“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.
2.6“Company” shall mean Chico’s FAS, Inc., a Florida corporation, and any successor.
2.7“Compensation” shall mean an Eligible Employee’s regular salary and wages, overtime pay, bonuses and commissions (in all cases, before any reduction for elective contributions to any Code Section 401(k) or Code Section 125 Plan), but shall not include credits or benefits under the Plan, or any amount contributed by the Company to any pension, profit sharing or employee stock ownership plan, or any employee welfare, life insurance or health insurance plan or arrangement, or any deferred compensation plan or arrangement.
2.8“Eligible Employee” shall mean any individual employed by the Company or any Subsidiary who meets the eligibility requirements and is not excluded under the limitations set forth in Article 4. The Committee shall have the sole power to determine who is and who is not an Eligible Employee.
2.9“ESPP Account” shall have such meaning as is given to it under Section 6.5.
2.10“Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:
(a)if the Common Stock is publicly traded and is then listed on any (i) established securities exchange, (ii) national market system or (iii) automated quotation system on which the Common Stock is listed, quoted or traded, its closing price on the date of determination as quoted on such exchange or system (or if more than one the principal exchange or system) on which the Common Stock is listed or admitted to trading, or if there is no closing sales price for a share of Common

Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)if the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c)if none of the foregoing is applicable, by the Committee in good faith.
2.11“Grant Date” shall mean, unless otherwise specified by the Committee in accordance with Section 5.1, August 1, November 1, February 1 and May 1 (or if such date is not a Trading Day, the first Trading Day subsequent to such date) of each year during the term of the Plan.
2.12“Offering Period” shall mean any of the periods during which subscriptions for Shares may be tendered, as more particularly described in Section 5.1, beginning on a Grant Date and ending on the following Purchase Date.
2.13“Participant” shall mean an Eligible Employee who has become a participant in the Plan for the Offering Period after the Eligible Employee has made his timely submission under Section 6.1.
2.14“Plan” shall mean this Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan, effective June 24, 2021, as set forth herein and as amended from time to time.
2.15“Plan Administrator” shall mean the Company’s Executive Vice President, Chief Human Resources Officer, or such other person designated by the Committee to act as Plan Administrator.
2.16“Purchase Date” shall mean, unless otherwise specified by the Committee in accordance with Section 5.1, October 31, January 31, April 30, and July 31 (or if such date is not a Trading Day, the last Trading Day preceding such date).
2.17“Purchase Documents” shall mean the election to participate and purchase Common Stock during an Offering Period on such form or forms as may be provided from time to time by the Committee (or its delegee) to establish payroll deductions as described in Section 6.1.
2.18“Section 423” shall mean Section 423 of the Code, or any amendment thereto, or any replacement or successor statute of similar import.
2.19“Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.
2.20“Shares” shall mean shares of the Common Stock.

2.21“Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.
2.22“Trading Day” shall mean any day on which the principal securities exchange, national market system or automated quotation system on which the Common Stock is listed, quoted or traded is open for trading, or, if the Common Stock is not then listed, quoted or traded on a securities exchange, national market system or automated quotation system, shall mean a business day as determined by the Committee (or its delegee) in good faith.
ARTICLE 3

Administration

3.1Committee. The Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board. The Committee shall consist of not less than two (2) nor more than five (5) persons, each of whom shall be a member of the Board and a “Non-Employee Director ” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934), and none of whom shall be eligible to participate under the Plan. The Board may from time to time remove members from, or appoint members to, the Committee.
3.2Power and Authority. The Committee shall have all power and authority necessary or desirable for the administration of the Plan. The express grant in the Plan of any power and authority to the Committee shall not be construed as limiting any power or authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion: (a) to determine the employees of the Company and its Subsidiaries who are eligible to participate in the Plan; (b) to determine the purchase price of the Common Stock being offered; and (c) to interpret the Plan, and (d) to prescribe, amend and rescind rules and regulations with respect thereto. The interpretation and construction by the Committee of any provision of the Plan over which it has discretionary authority shall be final and conclusive. The Committee and the Plan Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or a Subsidiary or of a third-party agent selected by the Committee or the Plan Administrator. All actions and policies of the Committee shall be consistent with the qualification of the Plan at all times as an employee stock purchase plan under Section 423 of the Code.
3.3No Liability; Indemnification. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 4

Employees Eligible To Participate

4.1General Eligibility Standards. Any person, including any officer but not a person who is solely a director, who has been continuously employed by the Company or any Subsidiary for sixty (60) days prior to the applicable Grant Date for each Offering Period of the Plan shall be eligible to participate in such Offering Period under the Plan, provided the person remains employed by the Company or any Subsidiary on the Grant Date. Notwithstanding the preceding, a person must have worked an average of twenty (20) hours or more per week for the Company or any Subsidiary during the sixty (60) day period immediately prior to the Grant Date in order to participate in the Plan with respect to such Offering Period.
4.2Certain Exclusions. Notwithstanding any provision of the Plan to the contrary, no person shall be eligible to participate in the Plan, or to subscribe for or purchase any Common Stock under the Plan if:
(a)immediately after the subscription, the employee, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, would own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (as determined in accordance with the provisions of Section 423(b)(3) of the Code);
(b)the subscription would provide the person rights to purchase shares under all employee stock purchase plans of the Company and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (or such other limit as may be imposed by the Code), determined at the time such right to subscribe accrues, in respect of any calendar year in which such right to subscribe is outstanding at any time;
(c)the person provides services to the Company or any of its Subsidiaries as an independent contractor who is reclassified as a common law employee for any reason except for federal income and employment tax purposes;
(d)the subscription is otherwise prohibited by law; or
(e)the person’s employment is terminated for any reason prior to the time revocation or cancellation of participation in an Offering Period is prohibited under Section 6.2 (in which event such person no longer shall be an Eligible Employee and any previous subscription for Shares in such Offering Period shall be null and void).

ARTICLE 5

Offering Periods; Purchase Price; Number of Shares Offered

5.1Offering Periods. During the term of the Plan, the Company will grant options to purchase Shares of Common Stock in each Offering Period to all Eligible Employees in that Offering Period. Unless otherwise specified by the Committee in advance of a particular Offering Period and unless the Plan is sooner terminated as provided in Section 8.4, there shall be thirty-nine (39) Offering Periods under the Plan beginning with the first Grant Date following the Effective Date of the Plan. Each Offering Period will be of approximately three (3) months duration and will begin on the Grant Date and will end on the following Purchase Date. The Committee has the power and authority to change the timing and duration of any Offering Period, including the Grant Date thereof, without stockholder approval, provided such decision is made at least thirty (30) days prior to the Grant Date of the first Offering Period to be affected thereunder and the Committee (or its delegee) notifies Eligible Employees promptly of such decision, and provided further that no Offering Period will be longer than twenty-seven (27) months.
5.2Number of Shares Available for Purchase. Subject to the other terms and conditions of the Plan limiting the number of Shares which may be purchased hereunder, there shall be no limit on the aggregate number of Shares for which subscriptions may be made with respect to any particular Offering Period. The right of an Eligible Employee to subscribe for Shares in an Offering Period shall not accrue until the Grant Date of that Offering Period.

5.3Purchase Price. Unless otherwise specified by the Committee at least thirty (30) days prior to the Grant Date of the Offering Period to which the alternative purchase price is to apply, the per Share purchase price applicable to an Offering Period shall be the lesser of (a) 85% of the Fair Market Value of the Common Stock on the Grant Date of the Offering Period or (b) 85% of the Fair Market Value of the Common Stock on the Purchase Date of the Offering Period. The Committee (or its delegee) shall notify Eligible Employees promptly of any decision to set the per Share purchase price on an alternative basis.

5.4Number of Shares Offered to Eligible Employees.
(a)Subscriptions shall be allowed for full Shares only. Any rights to subscribe for fractional shares of Common Stock shall be void and disregarded; and, any computation resulting in fractional shares shall be rounded down to the next lowest whole number of Shares.
(b)Notwithstanding the provisions of Section 5.2 and Section 5.4(a) and subject to the provisions of Sections 4.2(b), 7.1 and 8.1, in any Offering Period, unless changed in writing by the Committee prior to the Grant Date for such Offering Period, the maximum number of Shares that an Eligible Employee shall be entitled to subscribe for during an Offering Period shall be equal to $6,250 divided by the Fair Market Value of a Share of Common Stock on the Grant Date of the Offering Period. No Eligible Employee shall be permitted to subscribe for fewer than ten (10) Shares.
(c)Notwithstanding the provisions of Section 8.1, no stock adjustment referred to therein shall operate to change from ten (10) the minimum number of Shares required to be subscribed for by an Eligible Employee in any Offering Period.

(d)If, with respect to any Offering Period, the aggregate Shares subscribed for by Eligible Employees computed in accordance with other provisions of the Plan exceed the number of Shares available for issuance under the Plan, the aggregate number of Shares covered by such subscriptions shall be reduced to such lower number of Shares as may be necessary to eliminate the over-subscription. Such reduction shall be effected in respect of the subscriptions of Eligible Employees participating in such Offering Period on a proportionate basis as equitably as possible; but, in no event shall such reduction result in a subscription for fewer than the minimum number of Shares or a subscription for fractional Shares. In the event of an over-subscription and cutback as provided in this Section 5.4(d), the Company shall refund any excess payments for subscribed Shares as soon as practicable after closing of the Offering Period.

ARTICLE 6
Participation and Payment

6.1Election To Participate.
(a)In order to participate and purchase Common Stock during an Offering Period, an Eligible Employee desiring to become a Participant for such Offering Period must, during the Offering Period immediately prior to the Offering Period for which the Eligible Employee intends to purchase Common Stock, submit an election on such form or forms as may be provided from time to time by the Committee (or its delegee) to establish payroll deductions pursuant to an amount or percentage which the Eligible Employee elects to have withheld each payroll period during the Offering Period. Such election must be submitted no later than the twentieth (20th) day of the last month of the Offering Period immediately prior to the Offering Period for which the Eligible Employee intends to purchase Common Stock or such other date established by the Committee (the “Enrollment Deadline”). The Committee (or its delegee) may establish minimum or maximum limits to the amount or percentage that can be elected to be withheld by an Eligible Employee pursuant to payroll deductions.
(b)Once enrolled in the Plan, each Eligible Employee shall automatically participate in the immediately following Offering Period unless the Eligible Employee elects to terminate his or her participation in the Plan as set forth in Section 6.2 or unless Section 4.2 applies. Once enrolled in the Plan, an Eligible Employee may not during an Offering Period increase or decrease an existing payroll deduction election with respect to that Offering Period, except that the Eligible Employee may elect to terminate his or her participation in the Plan as set forth in Section 6.2.
(c)All payroll deductions made by an Eligible Employee shall be credited to such Eligible Employee’s Account. An Eligible Employee may not make any additional cash payments into such Account unless the Committee in its discretion provides otherwise with respect to one or more Offering Periods, and any such additional cash payments shall be made only in accordance with rules established by the Committee and shall be applied on a uniform and non-discriminatory basis.
(d)If the final purchase price with respect to any Offering Period is less than the amount tendered by the Eligible Employee, any balance remaining in the Eligible Employee’s Account shall be carried forward to the next Offering Period, unless the Eligible Employee elects to terminate his or her participation in the Plan as set forth in Section 6.2. Any balance remaining in the Account that is not carried forward to the next Offering Period in accordance with the immediately preceding sentence will be promptly refunded to the Eligible Employee as soon as practicable after the close of the Offering Period.
6.2Revocation of Election. Except to the extent otherwise approved by the Committee (or its delegee) prior to the Offering Period and applicable to all Eligible Employees, any election to participate in an Offering Period may be revoked or cancelled by an Eligible Employee no later than seven (7) days prior to the Purchase Date for such Offering Period by submitting a revocation on such form or forms as may be provided from time to time by the Committee (or its delegee). Following the revocation deadline, an election to participate in an Offering Period is irrevocable by an Eligible Employee. Any such election, however, is subject to cancellation or reduction by the Company as provided elsewhere in the Plan. If an Eligible Employee submits a timely revocation with respect to an Offering Period, his or her participation in the Plan will terminate and payroll deductions will not resume at the beginning of the next Offering Period unless the Eligible Employee re-enrolls in the Plan in accordance with the provisions of Section 6.1.
6.3No Interest. No interest shall be payable on the purchase price of the Shares subscribed for or on the funds returned to employees as a result of an over-subscription, an overpayment, or pursuant to Section 6.1 for early or late delivery.
6.4Purchase of Shares. On the applicable Purchase Date for an Offering Period, except as provided in Section 5.4, each Participant’s election to purchase Common Stock for such Offering Period shall automatically and without any action on such Participant’s part be exercised on the Purchase Date to purchase, at the applicable per Share purchase price established under Section 5.3, the maximum number of whole shares of Common Stock that can be purchased with the amount in the Participant’s Account. Any balance less than the applicable per Share purchase price established under Section 5.3 that remains in the Participant’s Account after the purchase on the Purchase Date shall be carried forward to the next Offering Period, unless the Participant elects to terminate his or her participation in the Plan as set forth in Section 6.2. Any balance remaining in the Account that is not carried forward to the next Offering Period in accordance with the immediately preceding sentence will be promptly refunded to the Eligible Employee as soon as practicable after closing of the Offering Period.
6.5Delivery of Certificates Representing Shares.
(a)As soon as practicable after the Purchase Date for each Offering Period, the Company shall cause the share purchase record to reflect the Common Stock purchased on the Purchase Date by the Participant, which shall be recorded in the name of each Participant. As soon as practicable following the purchase, the Shares purchased with respect to a Participant shall be credited to an account in the name of the Participant that is held by the Plan Administrator (the “ESPP Account”).

(b)At the Participant’s request, certificate(s) representing shares of Common Stock to be delivered to a Participant under the Plan will be issued and registered in the name of the Participant, or if the Participant so directs, by written notice on such form or forms as may be provided from time to time by the Committee (or its delegee) no later than seven (7) days prior to the Purchase Date for such Offering Period, and to the extent permitted by applicable law, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship.
6.6Rights as Stockholder. With respect to shares of Common Stock subject to a right granted under the Plan, no Eligible Employee participating in the Plan shall have any right as a stockholder until after the completion of the Offering Period in which he or she participated and the date on which he or she becomes a record owner of the Shares purchased under the Plan (the “Record Ownership Date”). No adjustment shall be made for dividends or other rights for which the record date is prior to the Record Ownership Date.
6.7Termination of Employment. An Eligible Employee whose employment is terminated for any reason (including but not limited to termination because of death, retirement or disability) shall have no right to participate in the Plan after termination. However, the termination shall not affect any election to participate in the Plan that is made prior to such termination in accordance with the provisions of Section 6.1 and as to which, at the time of such termination, the Eligible Employee’s right to withdraw from or cancel his or her purchase of Common Stock in the Offering Period is no longer permitted under Section 6.2.
6.8Rights Not Transferable. The right of an Eligible Employee to participate in the Plan shall not be transferable, and, except upon an Eligible Employee’s death during an Offering Period following the revocation deadline provided in Section 6.2, no right of an Eligible Employee under the Plan may be exercised after his or her death, by the personal representative of his or her estate or anyone else, or during his or her lifetime by any person other than the Eligible Employee.
6.9Dividend Reinvestment.
(a)Each ESPP Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Common Stock held in each ESPP Account under the Plan shall be automatically reinvested in Common Stock, unless the Participant elects, on such forms as may be provided from time to time by the Committee (or its delegee), to receive such cash dividends via check, direct deposit or other payment method approved by the Committee (or its delegee) from time to time, provided that the Committee (or its delegee) may change the procedure for delivery of cash dividends at any time on a uniform and non-discriminatory basis. Unless the Committee determines otherwise, the Plan Administrator shall arrange for the reinvestment of dividends on the open market as soon as the Plan Administrator receives the cash dividends. Unless the Committee determines otherwise, the Company will pay any expenses associated with reinvesting dividends.
(b)The Committee shall have the right at any time or from time to time upon written notice to the Plan Administrator to change the default dividend reinvestment policy for ESPP Accounts established under the Plan.

ARTICLE 7
Payroll Deductions

7.1Election of Payroll Deduction. Each Eligible Employee may elect to have a portion of his or her Compensation deducted from each paycheck (or, if the Committee so permits, from only the first paycheck in each month), which amounts shall not exceed in the aggregate Twenty-Five Thousand Dollars ($25,000.00) in any calendar year or such lower amount established by the Committee. Elections to begin, change or terminate payroll deductions may be made on such forms as may be provided from time to time by the Committee (or its delegee) and in accordance with rules established by the Committee, which rules may include, among other things, limitations on the number of times changes are permitted and when changes are permitted and effective. A change shall be effective no earlier than the first full payroll period of the Offering Period that begins following receipt of the new form by the Committee (or its delegee). The Committee may, however, on a uniform and non-discriminatory basis delay the effective date of any change if it determines that such a delay is either necessary or appropriate for the proper administration of the Plan.
7.2Maintenance of Accounts. A separate Account shall be maintained for each Eligible Employee who has amounts withheld from his or her Compensation under this Article 7. The maintenance of separate Accounts shall not require the segregation of any assets from any other assets held under this Article 7. The Accounts shall not bear interest. Each Account shall be adjusted from time to time to reflect the amounts withheld from the Compensation of the Eligible Employee to whom the Account relates, the amounts withdrawn by such Eligible Employee for purchases of Common Stock under the Plan, and for other amounts withdrawn by such Eligible Employee from the Account.
7.3Withdrawals. At any time that a person is no longer an employee (including by reason of death) or an Eligible Employee other than following the revocation deadline provided in Section 6.2, or at such time that an Eligible Employee elects to terminate his or her participation in the Plan as set forth in Section 6.2, the balance in such person’s Account shall be promptly paid to such person or his or her legal representative as soon as practicable. In addition, the Committee may also permit the complete withdrawal of the amounts in an Account under such uniform and non-discriminatory conditions as it may impose from to time to time (including, without limitation, not permitting the Eligible Employee making such withdrawal from again electing payroll deductions for a specified period of time). Except as otherwise provided in Article 6 and this Section 7.3, an Eligible Employee shall not withdraw any amount from his Account, in whole or in part.
ARTICLE 8
Miscellaneous

8.1Stock Adjustments.
(a)In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split or other division or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, and the number of shares of Common Stock and the purchase price per share of Common Stock then subject to subscription by Eligible Employees, in each case shall be proportionately and appropriately adjusted for any such increase or decrease.
(b)Subject to any required action by the stockholders, if any change occurs in the shares of Common Stock by reason of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the shares of Common Stock, then, in any such event, the number and type of shares that remain available under the Plan and the number and type of shares then subject to subscription by Eligible Employees, and the purchase price thereof, in each case shall be proportionately and appropriately adjusted for any such change.
(c)In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be shares of Common Stock within the meaning of the Plan.
(d)To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive.
(e)Except as herein above expressly provided in this Section 8.1, an Eligible Employee shall have no rights by reason of any division or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation; and any issuance by the Company of shares of stock of any class, securities convertible into shares of stock of any class, or warrants or options for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any subscription.
(f)The existence of the Plan, and any subscription for Shares hereunder, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.
8.2Necessity for Delay. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares covered by the Plan upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Plan or the offering, issue or purchase of Shares thereunder, the Plan shall not be effective as to later offerings unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.2 become operative and if, as a result thereof, an Offering Period is missed in whole or in part, then and in that event, the missed portion of the Offering Period shall be passed and the term of the Plan shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the

Company shall have no obligation under the Plan to cause any Shares to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.
8.3Term of Plan. The Plan, unless sooner terminated as provided in Section 8.4, shall commence upon the Effective Date, and no purchases or payroll deductions shall occur following, and the Plan shall terminate upon, the conclusion of the Offering Period commencing on or closest to February 1, 2031, provided, however, that, notwithstanding such termination, for a period of up to thirty (30) days after the conclusion of the last Offering Period, the Committee (or its delegee) shall be authorized to take any administrative action the Committee (or its delegee) determines is necessary or appropriate in connection with the termination of the Plan and such action or actions shall be deemed to be authorized under the Plan.
8.4Amendment of the Plan; Termination.
(a)The Board shall have the right to amend or terminate the Plan at any time without notice, provided that no Eligible Employee’s existing rights are materially adversely affected thereby without the consent of the Eligible Employee. Any such amendment may be made without approval of the stockholders of the Company except to the extent such stockholder approval is required by applicable law (including under Section 423 of the Code and Section 16 of the Exchange Act), regulation or listing standard of any national securities exchange, national market system or automated quotation system on which the Common Stock is then listed, quoted or traded, or under any other applicable laws, rules or regulations. The foregoing prohibitions shall not be affected by adjustments in Shares and purchase price made in accordance with the provisions of Section 8.1. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Employees with the benefits available under Section 423 of the Code relating to employee stock purchase plans or to bring the Plan or rights granted under the Plan into compliance therewith.
(b)The Committee shall have the right to amend, but not to terminate, the Plan at any time without notice, provided that no Eligible Employee’s existing rights are materially adversely affected by such amendment without the consent of the Eligible Employee, and provided further that such amendment would not require approval of the stockholders of the Company. To the extent an amendment would require approval of the stockholders of the Company, the Committee shall have the right to recommend such amendment to the Board for approval by the Board. It is expressly contemplated that the Committee may amend the Plan in any respect the Committee deems necessary or advisable to provide Eligible Employees with the benefits available under Section 423 of the Code relating to employee stock purchase plans or to bring the Plan or rights granted under the Plan into compliance therewith.
8.5Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan will be used for general corporate purposes.
8.6No Obligation to Participate. The offering of Shares under the Plan shall impose no obligation upon any Eligible Employee to participate in the Plan and to subscribe to purchase any such Shares.

8.7No Implied Rights to Employees. The existence of the Plan, and the offering of Shares under the Plan, shall in no way give any employee the right to continued employment, give any employee the right to receive any Common Stock or any additional Common Stock under the Plan, or otherwise provide any employee any rights other than those specifically set forth in the Plan.
8.8Withholding. Whenever (1) the Company proposes or is required to issue, transfer or approve the transfer or Shares issued under the Plan or (2) if a Participant previously receiving Shares under the Plan makes any disposition of such Shares prior to the expiration of the holding periods required under Section 423(a)(1) of the Code, and such Participant is then employed by the Company, then in either event, the Company shall have the right, but shall not be obligated, to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability. Pending receipt of such payment, the Company may delay the delivery of any certificate or certificates for such Shares or may deduct the required amount from amounts otherwise due and payable to the Participant by the Company. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability.
8.9Participants’ Personal Tax Responsibilities. Each Participant shall be personally responsible to pay or make adequate provision to pay any individual foreign, federal, state or local tax obligations which may arise as a result of his or her acquisition or disposition of Shares.
8.10Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Shares and, if applicable, funds from the Participant’s Account in the event of the Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice in the form prescribed by the Committee (or its delegee). In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or if an entity, is otherwise in existence) at the time of the Participant’s death, the Company shall deliver such Shares and funds to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may determine.
8.11Choice of Law. All questions concerning the construction, validity and interpretation of the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).
8.12Electronic Transmissions and Records. Subject to limitations under applicable law, the Committee, the Plan Administrator and any delegee of the Committee or the Plan Administrator is authorized in its discretion to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Eligible Employees and Participants by electronic or similar means, including, without limitation, transmissions through e‑mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time on a uniform and non-discriminatory basis, and all such communications will be deemed to be “written” for purposes of the Plan.
8.13Effective Date of Plan; Stockholder Approval. The Plan shall become effective June 24, 2021, with such date being the “Effective Date” of the Plan; provided that (1) the Plan is approved by the stockholders of the Company within 12 months after its adoption by the Board and (2) no Purchase

Documents may be tendered and no Shares may be purchased under the Plan prior to such approval by the Company’s stockholders.